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                                                                    EXHIBIT 3.10

                                   BY-LAWS OF

                            FABRITEK LA ROMANA, INC.


                                ARTICLE I - NAME

     This corporation shall be known as Fabritek La Romana, Inc., but may carry on and conduct business under such other trade name or names as the Board of Directors may direct.

                         ARTICLE II - PLACE OF BUSINESS

     The principal place of business shall be at the corporation's registered office, but the same may be changed to, and business may also be conducted at, such other places as the Directors may from time to time determine. The registered office of the corporation shall be at Industrial Park South, Post Office Box 2425, Columbus, Mississippi, 39703.

                            ARTICLE III - DIRECTORS

     Section 1. The control of this company shall be vested in the Board of Directors, composed of three (3) members; provided, however, that a majority of the full Board may, by resolution, appoint two or more members of said Board as an Executive Committee, to manage the business of the corporation during the interim between meetings of the Board. A director need not be a stockholder.

     Section 2. All Directors shall be elected by the stockholders, and shall serve one (1) year, and until their successors are elected and qualified.

     Section 3. The Directors shall have general control of the property and business of the corporation; they shall elect from
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their number the following officers of the company, to serve one (1) year, and until their successors are chosen: President, Vice-President, Secretary, and Treasurer; provided, that more than one office may be held by the same person. The Directors may appoint such managers of branch offices and departments as may from time to time become necessary.

     Section 4. Meetings of Directors shall be held annually immediately after the annual stockholders' meetings. At such meeting the Directors shall elect officers for the ensuing year, receive reports of officers, and transact such other business as may come before them. A majority of the Directors shall constitute a quorum, and the votes of a majority of those present shall constitute a binding act of the corporation. Meetings of the Directors may be held either at the principal place of business or at any branch office. No notice need be given of the regular annual meeting of Directors. Special meetings of Directors may be called at any time by the President or Secretary upon written request of two Directors, and notice thereof in writing must be mailed to each Director at least five days in advance of such meeting; provided, that said notice may be waived by the written assent of any or all of the Directors.

     Section 5. The compensation, if any, of the officers shall be fixed by the Directors; vacancies in the Board of Directors shall be filled by an election at an annual meeting of the stockholders or a special meeting called for that purpose. The Board shall have the power to remove an officer by a majority vote of the Directors.


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     Section 6.  Directors, as such, shall not receive any stated salary for their services, but by resolution of the Board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board; provided, that nothing herein contained shall be construed to preclude any Director from serving the corporation in any other capacity and receiving compensation therefor.

     Section 7. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

                      ARTICLE IV - STOCKHOLDERS' MEETINGS

     The annual meeting of the stockholders shall be held during the month of November of each year. Meetings shall be held at the principal place of business or such other places as the Directors may from time to time determine. Written notice of meetings must be mailed to each stockholder by the Secretary at least ten (10) days prior to such meetings; special meetings of the stockholders may be called by the President, the Board of Directors, or the holders of not less than one tenth of all the shares entitled to vote at the meeting; provided, that the notices provided for may be waived by the written assent of all the stockholders. At all meetings a majority of the issued and outstanding shares entitled to vote thereat exclusively of treasury shares, if any, shall be necessary to constitute a quorum. When a quorum is present at any


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meeting, a majority of the shares represented thereat and entitled to vote thereat shall decide any question brought before such meeting. In the absence of a quorum those present may adjourn the meeting from time to time until a quorum is obtained, but until a quorum is obtained may transact no business. The stockholders having a right to vote shall elect the Board of Directors at the annual meeting and a majority of the issued and outstanding shares entitled to vote shall be necessary to elect said Board. Each stockholder with voting power shall be entitled to one vote for each share of stock standing in his or her name on the books of the company ten (10) days prior to such meeting.

                              ARTICLE V - OFFICERS

     Section 1. The officers of the corporation shall be chosen by the Directors, and shall be a President, Vice-President, Secretary and Treasurer; more than one office may be held by the same person, and the Directors, in their discretion, may also elect an Assistant Secretary to act in the absence of the Secretary.

     Section 2. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose a President, Vice-President, Secretary, and Treasurer from their own number. The Assistant Secretary need not be a Director.

     Section 3. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

     Section 4. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.
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     SECTION 5.  The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the entire Board of Directors.

                            ARTICLE VI -- PRESIDENT

     SECTION 1. The President shall be the chief executive officer of the corporation, and shall preside at all meetings of the Stockholders and Directors; shall have general and active management of the business of the corporation, and shall see that all orders and resolutions of the Board are carried into effect.

     SECTION 2. The President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation.

     SECTION 3. The President shall be ex officio a member of all standing committees and shall have the general powers and duties of supervision and management usually vested in the office of president of a corporation.

                         ARTICLE VII -- VICE-PRESIDENT

     The Vice-President shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall perform such other duties as the Board of Directors shall prescribe.

                           ARTICLE VIII -- SECRETARY

     The Secretary shall be present at all meetings of Stockholders and Directors, and take and keep full minutes thereof; shall keep a stock book in which shall be entered all transfers of stock;
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shall have charge of all records of the corporation, together with the seal and charter, and shall have authority to affix the seal. The Secretary shall give notice of all meetings of Stockholders and Directors as herein provided; shall attest all certificates of stock, deeds, and contracts executed by the corporation and shall have such other duties as may be determined by the Directors.

                       ARTICLE IX -- ASSISTANT SECRETARY

     In the absence of the Secretary, the Assistant Secretary shall carry out the duties of, and act as, the Secretary.

                             ARTICLE X -- TREASURER

     SECTION 1. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors.

     SECTION 2. The Treasurer shall disburse the funds of the corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and Directors, at the regular meeting of the Board, or whenever they may require it, an account of all transactions as Treasurer and of the financial condition of the corporation.

     SECTION 3. The Treasurer shall give the corporation a bond if required by the Board of Directors in a sum, and with one or more sureties satisfactory to the Board, for the faithful performance of the duties of said office, and for the restoration to the corporation, in case of his death, resignation, retirement, or
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removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

                        ARTICLE XI - REPORTS OF OFFICERS

     All officers shall render written and detailed reports of the business transacted by them at the annual stockholders' meeting only if requested to do so by the Board of Directors pursuant to written resolution of the Board of Directors. Any annual report which any law may require the Board of Directors to send to shareholders after the close of the fiscal year is hereby expressly dispensed with and the Board of Directors shall not be required to send such annual report to the shareholders of this corporation.

                            ARTICLE XII - VACANCIES

     Section 1. If the office of any Director becomes vacant, by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the vacancy shall be filled for the unexpired term by an election at an annual meeting of the shareholders or a special meeting of the shareholders called for that purpose.

     Section 2. If the position of any officer shall become vacant for any of the above reasons, then the Directors may choose a successor or successors.

                      ARTICLE XIII - CERTIFICATES OF STOCK

     The certificates of stock of the corporation shall be numbered and shall be entered in the books of the corporation as they are issued. They shall exhibit the holder's name and number of shares
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and shall be signed by the President and the Secretary.

               ARTICLE XIV - RESTRICTIONS UPON TRANSFER OF STOCK

     Section 1. Transfers of stock shall be made on the books of the corporation only by the person named in the Certificate or by attorney, lawfully constituted in writing, and upon surrender of the certificate therefor.

     Section 2. All stock of the corporation shall be sold or transferred to such person, persons or entities only after consent and approval by the Directors. No share of stock in the corporation shall be transferred by any stockholder to any person who has not been first approved by the Board of Directors, and if any transfer of any share or shares shall be made or attempted to be made to any person who has not been so approved, the same shall be null and void. The Directors may in their discretion and without assigning any reason therefor refuse to approve the transfer of any share to any person or entity.

     Section 3. All stock so sold pursuant to approval and consent by the Board of Directors is sold subject to the following restrictions and options, to-wit:

                   (a)  In the event the owner of said stock,
                   (hereinafter referred to as OWNER) desires to
                    sell, give or transfer said shares in amy manner to anyone else; or

                   (b)  In the event of death of owner; or

                   (c)  In the event said shares shall pass by
                    bankruptcy, receivership, execution or by operation of law in any manner into the hands of any other person; or

                   (d)  In the event of the execution of an
                    agreement by the corporation or its stockholders to merge or consolidate with another corporation, or an agreement to sell all, or substantially all,

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         or its assets or an agreement by the other stockholders to sell a majority interest in said corporation;

Then, upon the occurrence of any one of such events, the corporation, or its assignee, shall have the exclusive right, privilege and option to purchase all or any part of said share, at and for the book value of said shares as of the end of the month immediately preceding the events causing this option to become effective. The book value shall be determined by the Certified Public Accountant for the corporation from the books and records of the corporation in accordance with the regular method of accounting used by the corporation.

     Section 4. The aforesaid option to purchase shall be for a period of ninety (90) days after notice to the corporation or the corporation's assignee of the occurrence of any one or more of the events set forth above and should the corporation or its assignee fail to purchase said shares within ninety (90) days after such notice, said shares shall be released from any restriction as to the transfer contemplated or effected by the occurrence of said event; PROVIDED, HOWEVER, that the election by the corporation or its assignee not to purchase said stock upon the occurrence of any one or more of the aforesaid events, shall not terminate or in anywise affect the corporation or its assignee's subsequent options to purchase said stock, it being understood and agreed that the options herein granted shall be preemptive and continuing and shall be binding upon Owner and all subsequent record owners of said stock and the heirs, devisees, legal representatives, successors and assigns of owner until released by the corporation
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or its assignee in writing.

     Section 5. This By-Law shall cover and the option to purchase and restriction upon transfer shall be effective not only as to the shares of stock described above, but also any stock in said corporation hereafter acquired by a purchaser by virtue of any split of said stock, stock dividend or other increase or increment of said shares heretofore mentioned, except that the cash dividends, if any, paid on said stock shall be separate property of the party in whose name said stock is standing on the date said dividend is declared.

     Section 6. A stockholder of the corporation may not mortgage, pledge, hypothecate, assign, or otherwise encumber or dispose of any of the stock of the corporation owned by him, without the prior written consent of the Directors of the corporation.

     Section 7. The restrictions and conditions set forth in this Article regarding the transfer of stock of this corporation shall be binding upon, and the benefits and advantages hereof, shall inure to the benefit of, the heirs, executors, administrators, successors and assigns of the corporation and the stockholder (also referred herein as OWNER).

                     ARTICLE XV - CLOSING OF TRANSFER BOOKS

     The Board of Directors shall have the power to close the share transfer books of the corporation for a period not exceeding thirty days (but not less than ten days) preceding the date of any meeting of shareholders or the date of payment of any dividend, or the date of payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange
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of capital shares of stock shall go into effect. While the share transfer books of the company are closed no transfer of shares shall be made thereon. The Board of Directors, in lieu of closing the share transfer books as aforesaid, may fix in advance a date not exceeding thirty days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital shares of stock shall go into effect as a record date for the determination of the shareholders entitled to notice and to vote at any such meeting or entitled to receive payment of any such dividend, or to any such allotment of rights or to exercise the rights in respect of any such change, conversion or exchange of capital shares of stock and in such case only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of and to vote at such meeting or to receive payment of such dividend or to receive such allotment rights and to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after any such record date fixed as aforesaid.

                         ARTICLE XVI - LOST CERTIFICATE

     Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board of Directors may require, and shall, if the Directors so require, give the corporation a bond of indemnity, in form and with one or more sureties satisfactory to the Board, in at least double the value of the stock represented by said certificate, whereupon a new
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certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed.

                             ARTICLE XVII - CHECKS

     All checks or demands for money and notes of the corporation shall be signed by the President or Secretary or such other officer or officers as the Board of Directors may from time to time designate.

                           ARTICLE XVIII - DIVIDENDS

     Section 1. Dividends upon the capital stock of the corporation, when earned, may be declared by the Board of Directors at any regular or special meetings.

     Section 2. Before payment of any dividend or making any distribution of profits, there may be set aside out of the surplus or net profits of the corporation such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as Directors shall think conducive to the interests for the corporation.

                            ARTICLE XIX - AMENDMENTS

     These By-Laws may be altered or amended by the affirmative vote of a majority of the Board of Directors at any regular or special meeting.